February 2018 Fourth Quarter 2017 Earnings Call Exhibit 99.2

Safe Harbor Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

CrossAmerica Business Overview Jeremy Bergeron, President & CEO

CrossAmerica Partners LP Overview Master limited partnership and leading wholesale fuels distributor, convenience store lessor, and c-store operator Distributes annually over 1 billion gallons of fuel Annual gross rental income of over $85 million Operates 71 retail sites 17.5% equity interest in CST Brands’ wholesale fuels business, approximately 1.7 billion gallons of annual fuel supply Approx. 1,350 locations – 564 owned sites 627 Lessee Dealers 384 Independent Dealers 70 Company Operated Sites 181 Commission Agents 54 Non-fuel Tenant Sites (rent only) Equity market capitalization of $813 million and enterprise value of $1.3 billion Note: All information is as of December 31, 2017

4Q and Full Year Operating Results OPERATING RESULTS (in thousands, except for per gallon and site count) Three Months ended Dec. 31, 2017 2016 % Change Full Year 2017 2016 % Change Total Motor Fuel Distribution Sites (period avg.) 1,199 1,188 1% 1,183 1,128 5% Total Volume of Gallons Distributed 260,846 265,391 (2%) 1,031,966 1,034,585 0% Wholesale Fuel Margin per Gallon $0.059 $0.052 14% $0.057 $0.052 10% Wholesale Fuel Gross Profit $15,365 $13,825 11% $58,844 $54,112 9% Rental & Other Gross Profit (Net) (Wholesale & Retail) $16,893 $16,534 2% $69,198 $62,745 10% Company Operated Sites (period avg.) 69 74 (7%) 71 86 (17%) Company Op Fuel Margin Per Gallon $0.097 $0.066 47% $0.087 $0.085 2% General & Administrative Expenses* $3,061 $5,387 (43%) $16,513 $21,050 (22%) *Three Months and Full Year: Excludes one-time, acquisition-related costs associated with G&A expenses ($1.095 million in 4Q17 and $0.701 million in 4Q16 and $11.374 million in 2017 and $3.106 million in 2016). The Partnership reported G&A Expense of $4.156 million in 4Q17 and $6.088 million in 4Q16 and $27.887 million in 2017 and $24.156 million in 2016.

2017 Highlights Alimentation Couche-Tard (ACT)/Circle K completes the acquisition of CST Brands On June 28, 2017, a U.S. subsidiary of Couche-Tard acquired CST Brands and includes the assets related to CrossAmerica Acquisition of Jet-Pep Assets In November 2017, we closed on the acquisition of the real property and fuel supply business of 101 commission operated sites Sites located in Alabama 92 fee simple sites Locations sold nearly 91 million gallons in 2016 Adjusted EBITDA Increased Adjusted EBITDA 5% from Full Year 2016 to Full Year 2017 Distribution Growth Grew annual distributions 3% in 2017 compared to 2016 Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

ACT Integration Update Successful organizational integration continues Ahead of schedule on synergy targets, with over $3.5 million achieved to date Additional synergies expected from recent alignment with Circle K on fuel distribution carrier business Continue with successful integration of jointly acquired Jet-Pep assets Continuing to pursue first transaction between Circle K & CAPL Recent tax legislation moves transaction window to post May 1, for tax optimization Utilizing delay to optimize asset scope following recent ACT Holiday acquisition Initial transaction scope consistent with previous communications More opportunities in the future to unwind and acquire additional assets with General Partner

Strategy & Objectives EBITDA growth in 2018 to come from: Synergy recognition, cost control and other efforts to strengthen the base business Cash flow improvement through our initial unwind transaction Cash flow from 4Q17 Jet-Pep acquisition Further third party acquisition opportunities Further strengthen capital structure Continue to manage debt levels within our target range of 4.0x – 4.25x Real estate market remains strong and provides a key source of funding for acquisitions Other favorable capital markets also provide flexibility Will be very prudent and diligent with any equity dilution Use cash flow growth to improve coverage ratio Intend to maintain current distribution level throughout 2018 Utilize cash flow growth in 2018 to raise coverage ratio to prior levels, with goal to attain a 1.1x coverage ratio in 2019 Long-term coverage ratio target to be evaluated at that time IDR structure to be revisited once per unit distribution growth resumes

CrossAmerica Financial Overview Evan Smith, Chief Financial Officer

4Q and Full Year Results Summary OPERATING RESULTS (in millions, except for per gallon and site count) Three Months ended Dec. 31, 2017 2016 % Change Full Year 2017 2016 % Change Gross Profit $40.1 $38.7 4% $160.8 $155.6 3% Adjusted EBITDA $28.6 $27.2 5% $109.1 $103.6 5% Distributable Cash Flow $21.7 $21.9 (1%) $81.2 $81.6 (1%) Weighted Avg. Diluted Units 34.1 33.5 2% 33.9 33.4 2% Distribution Paid per LP Unit $0.6275 $0.6075 3% $2.4800 $2.4000 3% Distribution Attributable to Each Respective Period per LP Unit $0.6275 $0.6125 2% $2.4950 $2.4200 3% Distribution Coverage (Paid Basis) 1.02x 1.07x (6%) 0.97x 1.02x (5%) Note: See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Historical Performance Note:G&A Expenses exclude special and one-time items, such as acquisition costs. See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Appendix Fourth Quarter 2017 Earnings Call

Non-GAAP Financial Measures Non-GAAP Financial Measures We use non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to our unit-holders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Fourth Quarter 2017 Earnings Call February 2018

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,	
	2017	2016	2017	2016
Net income available to limited partners	$ 19,947	$ 1,386	$ 18,821	$ 7,312
Interest expense	7,320	6,354	27,919	22,757
Income tax benefit	(16,551)	(1,304)	(18,237)	(453)
Depreciation, amortization and accretion	14,795	13,818	57,470	54,412
EBITDA	25,511	20,254	85,973	84,028
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	3,342	5,863	15,131	16,060
Gain on sales of assets, net	(1,388)	327	(3,401)	(198)
Acquisition-related costs (b)	1,095	771	11,374	3,318
Working capital adjustment	—	—	—	335
Inventory fair value adjustments	—	—	—	91
Adjusted EBITDA	28,560	27,215	109,077	103,634
Cash interest expense	(6,892)	(5,619)	(26,211)	(20,974)
Sustaining capital expenditures (c)	(361)	(260)	(1,648)	(798)
Current income tax expense	403	548	16	(234)
Distributable Cash Flow	$ 21,710	$ 21,884	$ 81,234	$ 81,628
Weighted average diluted common and subordinated units	34,060	33,519	33,855	33,367
Distributions paid per limited partner unit (d)	$ 0.6275	$ 0.6075	$ 2.4800	$ 2.4000
Distribution Coverage Ratio (e)	**1.02x**	**1.07x**	**0.97x**	**1.02x**

(a) As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partnership units of the Partnership.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the three and twelve months ended December 31, 2017 include severance and benefit expense and retention bonuses paid to certain EICP participants associated with the Merger. Acquisition-related costs for the twelve months ended December 31, 2017 also includes a $1.7 million charge related to a court ruling in favor of a former executive's claim to benefits under the EICP in connection with CST's acquisition of CrossAmerica's General Partner.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) On January 24, 2018, the Board approved a quarterly distribution of $0.6275 per unit attributable to the fourth quarter of 2017. The distribution was paid on February 12, 2018 to all unitholders of record on February 5, 2018.

(e) The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

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